UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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☐	Soliciting Material Under § 240.14a-12

MEI PHARMA, INC.
(Name of Registrant as Specified In Its Charter)

CABLE CAR CAPITAL LLC

FUNICULAR FUNDS, LP

JACOB MA-WEAVER

ANSON INVESTMENTS MASTER FUND LP

AIMF GP LLC

ANSON EAST MASTER FUND LP

AEMF GP LLC

ANSON OPPORTUNITIES MASTER FUND LP

AOMF GP, LLC

ANSON FUNDS MANAGEMENT LP

ANSON MANAGEMENT GP LLC

ANSON ADVISORS INC.

BRUCE R. WINSON

AMIN NATHOO

MOEZ KASSAM

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Anson Advisors Inc., an Ontario, Canada corporation (“Anson Advisors” and, together with its affiliates, “Anson”) and Cable Car Capital LLC, a California limited liability company (“Cable Car Capital” and, together with its affiliates, “Cable Car”), together with the other participants named herein, have filed a definitive consent statement and accompanying WHITE consent card with the Securities and Exchange Commission to be used in connection with their solicitation of written consents from stockholders in lieu of a stockholder meeting for certain proposals, the ultimate effect of which, if successful, would be to remove the entire Board of Directors of MEI Pharma, Inc., a Delaware corporation (the “Company”).

On September 26, 2023, Anson and Cable Car issued the following press release and open letter to stockholders of the Company:

ANSON AND CABLE CAR SEND LETTER TO MEI PHARMA STOCKHOLDERS

File Definitive Consent Materials to Remove Entire MEI Pharma Board for Cause

Believe Board Reconstitution is Urgently Required to Prevent the Further Destruction of Value and Ensure the Board is Acting in the Best Interest of Stockholders

Urge Stockholders to Vote on the WHITE Consent Card Today to Remove the Incumbent Directors and Restore Confidence in MEI Pharma

TORONTO and SAN FRANCISCO, CA., September 26, 2023 — Anson Funds (“Anson”) and Cable Car Capital LLC (“Cable Car” and, together with Anson, “we” or “us”), which collectively beneficially own approximately 19.9% of the outstanding common stock of MEI Pharma, Inc. (the “Company” or “MEIP”) (Nasdaq: MEIP), today announced that they have delivered a letter to MEIP stockholders and filed definitive consent materials with the Securities and Exchange Commission in connection with their solicitation of written consents from stockholders in lieu of a stockholder meeting to remove the entire Board of Directors of MEIP for cause.

The full text of the letter to MEIP stockholders follows:

Dear Fellow Stockholders:

IT IS TIME FOR CHANGE AT MEI PHARMA, INC.

The Current Board Must Be Held Accountable For Overseeing Significant Value Destruction

Please Sign, Date and Return the WHITE Consent Card Today

Anson Funds (“Anson”) and Cable Car Capital LLC (“Cable Car” and, together with Anson, “we” or “us”) collectively beneficially own approximately 19.9% of the outstanding common stock of MEI Pharma, Inc. (the “Company” or “MEIP”), making us the Company’s largest stockholders. We invested in the Company based on our belief that the shares of Common Stock were undervalued and represented an attractive investment opportunity. Unfortunately, MEIP’s Board of Directors (the “Board”) has proven that it is incapable of providing effective oversight and operating with the best interests of stockholders in mind. We are therefore seeking your consent to remove for cause all of the existing Board members in order to prevent the further destruction of value and to ensure that the Company is being run in a manner consistent with your best interests.

We are market participants of long repute with experience investing in biotechnology and fighting for investor protection and corporate governance principles. We want MEIP to return your cash to you.

Our interests are aligned with all MEIP stockholders. We wish we could say the same about the current Board, which has remained steadfast in refusing to return capital to stockholders. The truth is – this Board has failed its stockholders time and time again, presiding over an approximately 90% decline in the Company’s share price over the past three years.

THE BOARD HAS FAILED TO PROVIDE EFFECTIVE OVERSIGHT AND INSTILL PROPER GOVERNANCE

Following the unfortunate failure of zandelisib and a long review of strategic alternatives, including the possibility of what could have been a much higher and earlier liquidating distribution of the Company’s cash than will now be possible, the Board faced what we believe should have been an easy choice:

(a)	return capital to the Company’s stockholders, many of whom have extensive biotech portfolios and experience evaluating other opportunities in the sector; or

(b)	paternalistically propose a speculative acquisition of a failing, publicly-traded asset in which its stockholders were perfectly capable of investing, had they so desired, at a lower price.

Unfortunately for MEIP stockholders, the Board unwisely chose to pursue option (b), the speculative merger with Infinity Pharmaceuticals, Inc. (“Infinity”), which we believe was clearly not in the best interest of stockholders. Based on the stockholders’ rejection of the merger, it is clear that fellow stockholders shared our beliefs.

Rather than heed stockholders’ clear preference for capital return after failing to successfully commercialize zandelisib, the Board and management then sought to commit the Company to further clinical trial expense that its stockholders had not expected through a proposed transaction that could have resulted in Infinity stockholders owning approximately 42% of the Company, despite extensive evidence that Infinity is undercapitalized and had failed to garner any interest from more than 80 parties contacted in the strategic review process. Consequently, we question the Board’s judgment and its rationale for attempting to merge the Company with a near-bankrupt entity while the Company’s stock was trading well below net asset value.

We believe the Board’s conduct evinces a fundamental misunderstanding of its role as steward of stockholder resources. Stockholders predominantly invested with the intention of funding the development of zandelisib; they did not write a blank check or give the Board carte blanche to acquire other companies.

We believe it is simply untenable for the same Board that made such poor and self-interested capital allocation decisions to ask you to trust them to decide how and whether to spend your capital.

In addition to the Board’s persistent failure to hold management accountable for the Company’s underperformance and destruction of shareholder value, this Board has failed to instill proper governance at MEIP, maintaining a staggered board and misrepresenting the rights of stockholders.

The Company’s action following our initial consent solicitation to remove MEIP directors without cause underscores our concerns with the Company’s broken governance. Despite the Bylaws providing for the ability of stockholders to remove directors without cause, which the Company likewise misstated in its SEC filings for years, the Board sought to invalidate our removal proposal as being inconsistent with Delaware law.

What this clearly indicates to us is that either the Board (i) was aware of a potential conflict between Delaware law and the Bylaws but neglected its duties and allowed the Company to repeatedly mislead stockholders about their rights for years, or (ii) learned of the potential conflict after our initial consent solicitation was filed and seized upon its own dereliction of duty as a means of entrenchment and an opportunity to insulate itself from accountability. In our opinion, the Board’s negligence in propagating Bylaws that purportedly do not comply with Delaware law represents a failure of adequate oversight that in and of itself provides grounds for removal.

We are therefore seeking your support to remove each member of the Board for cause because we believe the entire sitting Board has engaged in misconduct, including by making false representations in prior proxy statements, which induced their own appointments, and by breaching their duty to make full and fair disclosures, among other failures outlined in this letter and our consent solicitation materials.1

OUR INTERESTS ARE ALIGNED WITH YOURS - DO NOT BE MISLED BY MEIP’S MISREPRESENTATIONS

We recently acquired more shares of MEIP because we believe the market has spoken: shares have become grossly undervalued due to expectations of further value destruction under the direction of the current Board. The Board’s misrepresentation that our consent solicitation “is nothing more than an invalid tactic to wrest control of the Company”2 cannot be farther from the truth.

In fact, now that we own more than 15% of the Company’s outstanding shares, Delaware law restricts us from engaging in a business combination with the Company without the approval of both the Board and two-thirds of the disinterested stockholders. Previously, we presented an acquisition proposal that would have provided stockholders with immediate liquidity and a superior outcome to the Infinity transaction, which was rejected out of hand by the Board. Now, we are committed to obtaining a return of capital for all stockholders.

We have indicated to the Board our willingness to avoid a costly and unnecessary conflict, provided the Company return a significant portion of its excess cash to stockholders through a partial tender offer. We estimate the Company has far more net cash on hand than what is required to advance its early-stage assets to partnership discussions. MEIP has unfortunately been entirely unwilling to commit to any capital return whatsoever, preferring to gamble on unknown and potentially fruitless clinical outcomes first. We think this is unacceptable and that hoarding cash for a hypothetical future development program is unnecessary. Despite the weak biotech market backdrop, capital is readily available if the Company’s early-stage development assets demonstrate compelling efficacy in the future, especially if they are validated by an external partner.

WE BELIEVE THERE IS A BETTER PATH FORWARD

The current Board is likely, in our view, to seize upon whatever weak statistical signal may arise from random chance in the ongoing trials and use it to justify spending all of the Company’s resources on speculative continuing research efforts. We believe future investment decisions should belong to the stockholders, not the current Board, who collectively have minimal equity ownership in MEIP.

1 Reference is made to Anson’s and Cable Car’s definitive consent solicitation statement filed with the SEC on September 26, 2023 and related consent solicitation materials.

2 Source: MEIP’s preliminary consent solicitation statement filed with the SEC on September 15, 2023.

Our consent solicitation is your opportunity to hold management and the Board accountable for their failures to MEIP and its stockholders. The Board has indicated that they may attempt to challenge the legal basis for removal for cause, but if a majority of stockholders support our proposal to remove MEIP directors for cause, the Board should honor the wishes of its stockholders, the true owners of the Company. If we are successful in removing some or all of the current directors, we would expect any remaining directors and/or removed directors to work constructively with us to reconstitute the Board expeditiously with qualified candidates who will prioritize capital return. To that end, we have identified highly-qualified individuals, who we believe would be ready, willing and able to serve MEIP stockholders’ best interests at all times, including following our consent solicitation, if successful. We look forward to sharing further details in the upcoming weeks.

CHANGE AT MEIP IS URGENTLY NEEDED - IT IS TIME THE MEIP DIRECTORS ARE HELD ACCOUNTABLE

Change is urgently needed at MEIP. We are therefore urging you to support our efforts in seeking to take the first step in reconstituting the Board by removing for cause Charles V. Baltic III, Frederick W. Driscoll, Nick Glover, Daniel P. Gold, Tamar Howson, Sujay Kango, Thomas C. Reynolds and David M. Urso, representing the entire Board, as directors. We believe MEIP stockholders deserve a Board that will truly look out for stockholders’ best interest and ensure management accountability.

We encourage you to consent to the proposals on the WHITE consent card today and return it in your postage-paid envelope provided. November 17, 2023 is our goal for the submission of written consents. Should you have any questions or need assistance with voting, please contact InvestorCom at (877) 972-0090 or (203) 972-9300 or by email at MEIP@investor-com.com.

PROTECT THE VALUE OF YOUR INVESTMENT -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD TODAY!

Thank you for your support,

/s/ Jacob Ma-Weaver, Cable Car Capital LLC /s/ Moez Kassam, Anson Advisors Inc.

About Anson

Anson Funds is a privately held alternative asset manager with $1.6B in assets. The firm was founded in 2007 with offices in Toronto and Dallas.

About Cable Car

Cable Car Capital LLC is a registered investment adviser based in San Francisco and the general partner of Funicular Funds, LP, an investment partnership.

Media and Investor Contacts

Anson Funds

Taheer Datoo

Portfolio Manager

(416) 447-8874

tdatoo@ansonfunds.com

Cable Car Capital LLC

Jacob Ma-Weaver

Portfolio Manager

(415) 857-1965

Jacob@cablecarcapital.com

InvestorCom LLC

John Glenn Grau

(203) 295-7841